                                                                   EXHIBIT 99(A)

ZAPATA STOCK REVERSE APPROVED,                             FOR IMMEDIATE RELEASE
14-CENT DIVIDEND TO BE PAID;                                      April 27, 1994
2ND QUARTER RESULTS REPORTED

     HOUSTON--A one-for-five reverse split of Zapata Corporation's common stock was approved and financial results for the company's second quarter were reported at Zapata's annual stockholders meeting here today. As a result of the reverse split approval, Zapata will begin paying a dividend on its common stock in July.

     The reverse split takes effect on May 3 with Zapata exchanging one new share of common stock for five current shares, reducing the overall number of common shares outstanding from approximately 158.3 million to approximately 31.7 million shares, according to Zapata Chairman and Chief Executive Officer R.C. Lassiter. Zapata will shortly send letters to individual stockholders detailing the exchange process.

     "Zapata's Board recommended the reverse split to Zapata stockholders because we believe that by reducing the overall number of shares the share price will increase, and in so doing increase the company's attractiveness as an investment vehicle. At its current share price, Zapata's stock falls below the established price threshold of many institutional and other investors," Lassiter said.

     Now that stockholders have approved the reverse split, Zapata will implement a 14-cent per share annual dividend, to be paid quarterly (at 3.5-cents per share) beginning in July to stockholders of record on June 30, 1994. The dividend will mean a cash distribution to stockholders of approximately $1.1 million per quarter.

     At the stockholders meeting Lassiter reported that the company had net income of $2.3 million for the quarter ended March 31, 1994, compared with a net loss of $1.5 million for the second quarter of fiscal 1993. Operating income for the 1994 quarter was $1.3 million, versus an operating loss of $300,000 a year earlier. The company posted revenue of $75.2 million for the 1994 quarter, compared with revenue of $71.9 million the year before.

     The Zapata Chairman noted that while operating results were improved compared with the previous year, the 1994 second quarter included a $3.6 million pretax gain from the sale of 375,000 shares of Tidewater Inc. common stock.

     "Zapata's natural gas processing operations did not perform as well as anticipated because low world oil prices have depressed natural gas liquids prices; however, the cost of natural gas, the feedstock for processing, has been increasing, which resulted in a narrowing of the profit to be

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

earned in gas processing. As a consequence, Zapata's gas gathering and processing subsidiary recorded an operating loss for the quarter," Lassiter said.

     Operating income for Zapata's oil and gas production division was also reduced due to production problems at the company's WISDOM gas property offshore Texas. A workover program on that property is nearly complete and should restore production to acceptable levels, he said.

     Zapata's natural gas compression business recorded operating income of $2.4 million on revenues for the quarter of $28.1 million. Comparative figures for the year-earlier quarter are not available as Zapata acquired the business in November 1993.

     The company's marine protein division recorded improved quarterly results, compared with the previous year, because of increased sales volumes that were carried over from the 1993 fishing season. The 1994 menhaden fishing season began in the Gulf of Mexico on April 18, and will begin in Chesapeake Bay on May 2.

     For the six-month period ended March 31, Zapata reported net income of $19.6 million, compared with a net loss of $500,000 for the year-earlier period. Operating income for the 1994 period was $3.5 million, versus $2.2 million for the first six months of fiscal 1993. Revenues for the six months were $155.4 million, compared with revenues of $142.8 million the year before. The six-month figures include only five months of results from Zapata's natural gas compression operations.

     In other business, Zapata stockholders re-elected Peter M. Holt, 45, President and Chief Executive Officer of the Holt Companies, and Kristian Siem, 45, Chairman and Chief Executive Officer of Norex America, Inc., to three-year terms on the company's seven-member Board of Directors.

     Zapata Corporation (NYSE symbol: ZOS) is a Houston-based international company primarily involved in natural gas services. Zapata rents, fabricates and services natural gas compression packages; and gathers and processes natural gas. Zapata also produces natural gas and marine protein products.

                                     --0--

PRESS CONTACTS:  Barney White, Vice President--Corporate Affairs,
                 (713) 940-6240.

FINANCIAL CONTACT:  David Skarke, Vice President--Corporate Development,
                 (713) 940-6148.

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

                   INCOME STATEMENT:  SECOND FISCAL QUARTER
                  (Unaudited; in millions, except per share)

                                                       1994     1993
                                                      ------   ------

Revenues                                               $75.2   $  71.9
                                                       -----   -------

Expenses:
  Operating                                             64.9      64.9
  Depreciation                                           4.0       3.6
  Administrative                                         5.0       3.7
                                                       -----   -------
                                                        73.9      72.2
                                                       -----   -------

Operating income (loss)                                  1.3      (0.3)
                                                       -----   -------

Interest expense, net                                   (1.4)     (3.2)
                                                       -----   -------

Other income (expense):
  Gain on sale of Tidewater
  common stock                                           3.6        --
  Other                                                  0.4       0.8
                                                       -----   -------
                                                         4.0       0.8
                                                       -----   -------

Income (loss) before income taxes                        3.9      (2.7)

Provision for income taxes                               1.6      (1.2)
                                                       -----   -------

Net income (loss)                                        2.3      (1.5)

Preferred stock dividends                                0.1       0.1
                                                       -----   -------

Net income (loss) to common stock                      $ 2.2     ($1.6)
                                                       =====   =======

Net income (loss) per common share                     $0.07*   ($0.06)*
                                                       =====   =======
Average common shares and
 equivalents outstanding                                32.1*     25.8*

*After giving effect for the 1-for-5 reverse stock split.

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

                 INCOME STATEMENT:  SIX MONTHS ENDED MARCH 31
                  (Unaudited; in millions, except per share)

                                                       1994      1993
                                                      ------   -------

Revenues                                              $155.4   $ 142.8
                                                      ------   -------

Expenses:
  Operating                                            135.0     126.7
  Depreciation                                           7.5       7.3
  Administrative                                         9.4       6.6
                                                      ------   -------
                                                       151.9     140.6
                                                      ------   -------

Operating income                                         3.5       2.2
                                                      ------   -------

Interest expense, net                                   (4.5)     (6.5)
                                                      ------   -------

Other income (expense):
  Gain on sale of Tidewater
   common stock                                         37.5       ---
  Other                                                 (5.9)      2.6
                                                      ------    ------
                                                        31.6       2.6
                                                      ------    ------

Income (loss) before income taxes                       30.6      (1.7)

Provision for income taxes                              11.0      (1.2)
                                                      ------   -------

Net income (loss)                                       19.6      (0.5)

Preferred stock dividends                                0.2       0.2
                                                      ------   -------

Net income (loss) to common stock                     $ 19.4     ($0.7)
                                                      ======   =======

Net income (loss) per common share                    $ 0.61*   ($0.03)*
                                                      ======   =======

Average common shares and
  equivalents outstanding                               31.6*     25.7*

*After giving effect to the 1-for-5 Reverse Stock Split


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


DIVISIONAL REVENUES AND OPERATING INCOME:  SECOND FISCAL QUARTER
(Unaudited; in millions)


                                                         1994        1993
                                                        ------      ------
Revenues
  Natural Gas Compression                               $ 15.5      $ ---*
  Natural Gas Gathering/Processing                        35.0       57.0
  Oil & Gas                                                2.8        5.2
  Marine Protein                                          21.9        9.7
                                                        ------     ------
                                                         $75.2     $ 71.9
                                                        ======     ======

Operating income (loss)
  Natural Gas Compression                               $  1.4     $ ---*
  Natural Gas Gathering/Processing                        (0.8)      ---
  Oil & Gas                                                0.4       1.3
  Marine Protein                                           2.1       0.4
  Corporate                                               (1.8)     (2.0)
                                                        ------     -----
                                                        $  1.3     ($0.3)
                                                        ======     =====

*Zapata entered the natural gas compression business with the acquisition of Energy Industries, Inc., in November 1993, so comparative figures for the previous fiscal year are not available.


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

DIVISIONAL REVENUES AND OPERATING INCOME: SIX MONTHS ENDED MARCH 31 (Unaudited; in millions)


                                                            1994     1993
                                                          -------   ------
Revenues
  Natural Gas Compression                                 $ 28.1**  $  ---*
  Natural Gas Gathering/Processing                          78.5     107.7
  Oil & Gas                                                  6.2      12.4
  Marine Protein                                            42.6      22.7
                                                          ------    ------
                                                          $155.4    $142.8
                                                          ======    ======

Operating income (loss)
  Natural Gas Compression                                 $ 2.4**   $  ---*
  Natural Gas Gathering/Processing                         (0.2)       0.2
  Oil & Gas                                                 0.6        4.4
  Marine Protein                                            3.9        0.9
  Corporate                                                (3.2)      (3.3)
                                                          ------    ------
                                                          $  3.5    $  2.2
                                                          =======   ======

*Zapata entered the natural gas compression business with the acquisition of Energy Industries, Inc., in November 1993, so comparative figures for the previous fiscal year are not available.

**Five month's results.

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